Exhibit 10.1

DR. LIM KAH MENG

as (“Seller”)

and

SHINECO LIFE SCIENCE GROUP HONG KONG CO., LTD.

as (“Purchaser”)

SHARE PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on [  ].

AMONG:

(1)	DR. LIM KAH MENG (NRIC Number S7212059J), a Singaporean national with his registered address at 13 Fowlie Road, Singapore 428503 (the “Seller”); and

(2)	SHINECO LIFE SCIENCE GROUP HONG KONG CO., LTD. (Company Registration Number: 3143469), a Hong Kong private company limited by shares with its registered address at Rm 401, 4/F Wanchai Central, Bldg 89 Lockhart Rd Wan Chai, Hong Kong (068602) (the “Purchaser”).

(3)	“Shineco,Inc” means a publicly listed company on the Nasdaq Capital Market (Nasdaq stock code: SISI). It is the parent company of SHINECO LIFE SCIENCE GROUP HONG KONG CO., LTD.；

(each of the parties (1) (2) and (3) a “Party” and together the “Parties”).

RECITALS:

(A)	The Seller is the sole shareholder of the Company (as defined below).

(B)	The Company (as defined below) is a private company limited by shares incorporated under the laws of Hong Kong on 11 March 2025.
(B)	As of the date of this Agreement, the shareholding structure of the Company is as set out in Schedule 1.
(C)	The Seller has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares (as defined below), subject to and in accordance with the terms and conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules unless the context requires otherwise:

“Accounting Standards” means the generally accepted accounting principles, standards and practices generally accepted in Hong Kong;

“Authorisation” means any consent, registration, filing, agreement, notarisation, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents.

“Authority” means any national, supranational, regional or local government or governmental, statutory, regulatory, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

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“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore and Hong Kong;

“Company” means InfiniClone Limited (Company Registration Number: 77823574), a company incorporated under the laws of Hong Kong and having its registered address at Rm 9042, 9/F, Block B, Chung Mei Centre, 15-17 Hing Yip Street, Kwun Tong, Kowloon, Hong Kong;

“Completion Date” means 90 calendar days after the date of this Agreement;

“Conditions Precedent” means the conditions set out in Part A of Schedule 2;

“Conditions Subsequent” means the conditions set out in Part B of Schedule 2;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Incoming Board Members” means the individual(s) nominated or to be nominated by the Purchaser in writing for the appointment to the board of directors and/or the secretary of the Company with effect from the Completion Date;

“Material Adverse Effect” means a material adverse effect on:

(a) the Company’s assets or properties;

(b) the Company’s business prospects or financial condition;

(c) the carrying on of the Company’s business or operations;

“Sale Shares” means 5100 ordinary shares of the Seller, which constitutes 51 per cent of the total issued shares in the capital of the Seller;

“Share Transfer” means the Form of Transfer of Securities in the form set out in Schedule 3, in respect of the Sale Shares;

“Surviving Provisions” means Clauses 1, 9, 10 and 12 to 22;

“Transaction Documents” means this Agreement, and any other agreement or document to be entered into pursuant to or in connection with this Agreement; and

1.2	Control: The word “control” (including its correlative meanings, “controlled by”, “controls” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

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1.3	Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	References to Subsidiaries and Related Corporations: The words “subsidiary” and “related corporation” shall have the same meanings in this Agreement as their respective definitions in the relevant legislation of Hong Kong.

1.5	Headings: The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.6	Including: Unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

1.7	Subsidiary Legislation: References to a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision.

1.8	Modification etc. of Statutes: References to a statute or statutory provision include that statute or statutory provision as from time to time modified, re-enacted or consolidated (whether before or after the date hereof), so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall also include any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.9	Others

(a)	References to “this Agreement” includes all amendments, additions, and variations thereto agreed between the relevant Parties in accordance with Clause 14.

(b)	References to “day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar.

(c)	References to a director shall include any alternate appointed to act in his place from time to time.

(d)	References to a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality).

(e)	Except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties.

(f)	References to “writing” or “written” includes any non-transitory form of visible reproduction of words.

(g)	References to one gender include all genders and references to the singular include the plural and vice versa.

(h)	Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

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2.	AGREEMENT TO SELL THE SALE SHARES

2.1	On and subject to the terms of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Sale Shares.

2.2	The Sale Shares shall be sold by the Seller free from Encumbrances and together with all rights and advantages attaching to them as at Completion (including the right to receive all dividends or distributions declared, made or paid on or after Completion).

3.	CONSIDERATION

In consideration of the sale and transfer of the Sale Shares by the Seller to the Purchaser, the Purchaser shall pay USD 24,035,600. Of this amount, USD 19,895,600 shall be paid in cash, and USD 4,140,000 shall be settled by the issuance of shares of Shineco, Inc. in reliance on the exemption from registration under the U.S. Securities Act of 1933, as amended. The shares of Shineco, Inc. to be issued as consideration shall be registered in the Transfer Agent (TA) system as restricted shares. The Parties have agreed that the value of the SISI restricted shares for the purpose of this consideration payment shall be USD 1.20 per share, and the Purchaser shall issue 3,450,000 shares of SISI restricted shares to the Seller. The number of shares shall not be subject to adjustment under any circumstances.

The Parties mutually acknowledge and agree that the Consideration has been determined to be fair, reasonable, and legitimate based on a valuation report prepared by Zhongli Asset Appraisal (Beijing) Co., Ltd., an independent third-party valuer, dated [February 26, 2025], which the Parties have reviewed and relied upon in entering into this Agreement.

The Parties agree that the financial performance of the Company shall be assessed over the following three financial years:

●	Year 1: 1 July 2025 – 30 June 2026 → Revenue ≥ USD 5 million, Net Profit ≥ USD 0.4 million
●	Year 2: 1 July 2026 – 30 June 2027 → Revenue ≥ USD 10 million, Net Profit ≥ USD 1.2 million
●	Year 3: 1 July 2027 – 30 June 2028 → Revenue ≥ USD 13 million, Net Profit ≥ USD 1.5 million

The Seller shall provide audited financial statements of the Company for each financial year, prepared in accordance with Accounting Standards and verified by an independent auditor agreed upon by both parties. If the net profit of the Company for any financial year falls below the minimum threshold (inclusive of instances whereby net profit is less than zero), the Seller shall compensate the Purchaser by paying an amount equal to the shortfall in net profit, proportionate to the Purchaser’s equity ownership of 51% of the Company. The earn-out payment, if applicable, shall be made within 30 days from the completion of the audit for each respective financial year.

4.	COMPLETION

4.1	The Seller shall fulfil all of his obligations under Part A of Schedule 2 on or before the Completion Date.

4.2	If the Seller fails to comply with any obligation under Part A of Schedule 2 within the Completion Date:

(a)	at the request of the Seller, the Purchaser may by notice in writing to the Seller waive such Conditions Precedent and proceed to Completion to the extent reasonably practicable;
(b)	at the written request of the Seller, the Purchaser may by notice in writing to the Seller extend the Completion Date to such time and date as the Purchaser may specify; or
(c)	the Purchaser may by notice in writing to the Seller terminate this Agreement, whereby Clause 8.2 shall apply mutatis mutandis.

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4.3	If the Seller fails to comply with any obligation under Part B of Schedule 2 within the respective specified deadlines thereunder:

(a)	at the request of the Seller, the Purchaser may by notice in writing to the Seller waive such Conditions Subsequent;

(b)	at the written request of the Seller, the Purchaser may by notice in writing to the Seller extend the relevant deadline to such time and date as the Purchaser may specify; or

(c)	the Purchaser may by notice in writing to the Seller terminate this Agreement, whereby Clause 8.2 shall apply mutatis mutandis.

5.	REPRESENTATION AND WARRANTIES

5.1	Representations and Warranties relating to the Seller and the Sale Shares.

The Seller hereby represents and warrants to the Purchaser that the statements contained in this Clause 5.1:

(a)	are true, accurate and not misleading with respect to itself as of the date of this Agreement; and

(b)	will remain true, accurate and not misleading immediately prior to Completion.

(i)	Organisation and Authority. The Seller has the corporate power and authority to enter into, deliver and perform his obligations under this Agreement and each of the other Transaction Documents to which he is a party.

(ii)	Validity. This Agreement and each of the other Transaction Documents to which he is a party has been duly authorised and executed by the Seller and constitutes his valid and legally binding obligations, enforceable in accordance with their terms.

(iii)	No Conflict. The execution and performance by the Seller of any of his obligations under this Agreement and each of the other Transaction Documents to which he is a party, including the transfer to the Purchaser of the Sale Shares upon the Purchaser’s purchase thereof, do not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Seller is a party or by which he is bound; (ii) violate any Authorisation, judgment, decree or order or any statute, law, rule, regulation or requirement applicable to the Seller.

(iv)	Authorisations. All of the Authorisations required by the Seller to execute, perform and comply with its obligations under this Agreement and each of the other Transaction Documents to which he is a party including Authorisations to sell and transfer the Sale Shares have been obtained and are in full force and effect.

(v)	No Immunity. Neither the Seller nor any of his properties enjoy any right of immunity from set-off, suit or execution with respect to its obligations under any Transaction Document.

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(vi)	Sale Shares.

(a)	The Seller is the sole legal and beneficial owner of the Sale Shares.

(b)	The Sale Shares are not subject to any Encumbrance.

(c)	The Sale Shares are freely transferable without requiring any Authorisation of any Authority, and all other legal requirements in connection with their transfer and delivery have been duly satisfied save any post-sale filings and other requirements to be undertaken by the Seller or the Company.

(d)	The Seller is not involved in any litigation, arbitration, administrative, regulatory or governmental proceedings or investigations in relation to the Sale Shares. No such proceedings or investigations are threatened by or against the Seller. The Seller is not aware of any fact or circumstance which is likely to give rise to such proceedings or investigations.

5.2	Representations and Warranties relating to the Company

The Seller hereby represents and warrants to the Purchaser that the statements contained in this Clause 5.2:

(a)	are true, accurate and not misleading with respect to the Company as of the date of this Agreement; and

(b)	will remain true, accurate and not misleading immediately prior to Completion.

(i)	Organisation and Authority. The Company is a legal entity duly organised and validly existing under the laws of its place of incorporation.

(ii)	Validity. Each of the Transaction Documents to which the Company is a party has been duly authorised and executed by the Company and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

(iii)	No Conflict. The execution and performance by the Company of any of its obligations under the Transaction Documents to which it is a party do not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound; (ii) violate any of the terms or provisions of the Company’s constitutional documents; or (iii) violate any Authorisation, judgment, decree or order or any statute, law, rule, regulation or requirement applicable to it.

(iv)	Status of Authorisations. All of the Authorisations (other than Authorisations that are of a routine nature and are obtained in the ordinary course of business) needed by the Company to conduct its business and execute, perform and comply with its obligations under this Agreement and each of the other Transaction Documents to which it is a party have been obtained and are in full force and effect.

(v)	Constitutional Documents. The Seller has delivered to the Purchaser a true and current copy of the Company’s constitutional documents.

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(vi)	Capital Structure.

(a)	The capitalisation of the Company is as shown in Schedule 1, which accurately sets out the number and type of shares of the Company owned by, and the name of, each holder of shares.

(b)	There are no shares of the Company, or any agreements or undertakings to which the Company is a party, or by which it is bound, obligating it to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any shares in its authorised capital or obligating it to grant or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of the Company, including the Sale Shares, are duly authorised, validly issued to the Seller and in the amounts set forth in Schedule 1, fully paid and non-assessable and are free of any Encumbrance.

(vii)	No Immunity. Neither the Company, nor any of its properties enjoy any right of immunity from set-off, suit or execution with respect to its obligations under any Transaction Document.

(viii)	Financial Condition. Since the Company’s incorporation:

(a)	the business of the Company has been carried on in the ordinary course so as to maintain the business as a going concern;

(b)	the Company has not suffered any change having a Material Adverse Effect or incurred any substantial loss or liability; and

(c)	the Company has not undertaken or agreed to undertake any substantial obligation.

(ix)	Financial Statements. The Company’s audited consolidated balance sheet and the related audited consolidated statements of income and cash flows for the fiscal year ended 2025 have been prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods therein specified, and give a true and fair view of the consolidated financial condition of the Company as of the date as of which they were prepared and the results of the Company’s operations during the periods therein specified. There are no losses, liabilities (whether actual or contingent or otherwise), or bad or doubtful debts other than those fully disclosed in the consolidated financial statements hereinbefore referred to.

(x)	Taxes. All tax returns and reports of the Company required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Company, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest.

(xi)	Litigation.

(a)	The Company is not involved in any litigation, arbitration, administrative, regulatory or governmental proceedings or investigations. No such proceedings or investigations are threatened against the Company. To the Seller or the Company’s best knowledge, no such proceedings or investigations are threatened against the Company. The Company is not aware of any fact or circumstance which is likely to give rise to any such proceedings or investigations.

(b)	No judgment or order has been issued against the Company which has or may reasonably be expected to have a Material Adverse Effect.

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(c)	The Company has not been charged, convicted, fined or otherwise sanctioned in any litigation, administrative, regulatory or criminal investigation or proceeding or freezing of assets by any Authority involving the Company or its employees with regard to money laundering or financing of terrorism.

(xii)	Compliance with Law. To the best of its knowledge and belief the Company is in material compliance with all applicable laws (whether civil, criminal, corporate or administrative), statutes, subordinate legislation, treaties, regulations, directives, decisions, by-laws, circulars, codes, orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of any Authority.

(xiii)	Environmental Matters. To the Seller or the Company’s best knowledge, there are no material social or environmental risks or issues in respect of the Company’s operations.

(xiv)	Insurance. The Company maintains insurance policies with financially sound and reputable insurers that cover such risks and contain such policy limits, types of coverage as are adequate to insure fully against risks to which the Company and its employees, business, properties and other assets would reasonably be expected to be exposed to in the operation of the business as currently conducted. All of these policies are valid and enforceable policies, all premiums due and payable under all these policies have been paid and the Company is otherwise in compliance in all material respects with the terms of the policies. None of these policies are void or voidable and the Company has not done anything or omitted to do anything that would make any policy void or voidable. Neither the Seller nor the Company has any knowledge of any threatened termination of, or material premium increase with respect to, any of these policies. No material claim is outstanding under any of these policies and no event has occurred (and no circumstance exists) that gives rise or is likely to give rise to a material claim under any policy.

(xv)	Disclosure. None of this Agreement, any other Transaction Document, the Company’s constitutional documents, or certificates or schedules made and delivered to the Purchaser pursuant thereto contains any information which is untrue, inaccurate or misleading in any material respect nor does it omit any information the omission of which makes the information contained in it untrue, inaccurate or misleading in any material respect.

(xvi)	Restrictions on Business Activities. There is no agreement, judgment, injunction order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any of its current or future business practices, its acquisition of property or the conduct of its business as it is currently conducted or as proposed to be conducted.

(xvii)	Title to and Condition of Property. The Company has: (i) good and marketable title free and clear of all Encumbrance to all of the property and assets, movable and immovable, reflected in the Company’s most recent balance sheet included in the consolidated financial statements (except assets sold or otherwise disposed of since such date in the ordinary course of business); and (ii) with respect to leased properties and assets, valid leasehold interests therein free and clear of all Encumbrance. The plant, property and equipment of the Company that are used in the Company operations are in good operating condition and repair, subject to normal wear and tear not caused by neglect, and are adequate and suitable for the purposes for which they are currently being used. All properties used in the Company operations are reflected in the Company’s most recent balance sheet included in the consolidated financial statements to the extent the Accounting Standards require the same to be reflected.

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(xviii)	Books and Records. The books and records of the Company, including, without limitation, its stock record books and minute books, are complete and correct in all material respects and accurately and fairly reflect all meetings and other corporate actions of the Company’s shareholders and its board of directors and committees and all material information relating to its business, the nature, acquisition, maintenance, location and character of its assets, and the nature of all transactions giving rise to its obligations or accounts receivable.

5.3	Representations and Warranties relating to the Purchaser

The Purchaser hereby represents and warrants to the Seller that the statements contained in this Clause 5.3 are true, accurate and not misleading with respect to itself as of the date of this Agreement and will remain so immediately prior to Completion:

(a)	Organisation and Authority. The Purchaser is a company duly organised, validly existing, and in good standing under the laws of its jurisdiction of incorporation. It has full corporate power and authority to enter into, deliver, and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

(b)	Validity. This Agreement and each of the other Transaction Documents to which it is a party has been duly authorised and executed by the Purchaser and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

(c)	No Conflict. The execution and performance by the Purchaser of any of its obligations under this Agreement and each of the other Transaction Documents to which it is a party, do not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Purchaser is a party or by which it is bound; (ii) violate any Authorisation, judgment, decree or order or any statute, law, rule, regulation or requirement applicable to the Purchaser.

(d)	Authorisations. All of the Authorisations required by the Purchaser to execute, perform and comply with its obligations under this Agreement and each of the other Transaction Documents to which it is a party have been obtained and are in full force and effect.

(e)	No Immunity. The Purchaser shall not enjoy any right of immunity from set-off, suit or execution with respect to its obligations under any Transaction Document.

(f)	Financial Capacity. The Purchaser has, and will continue to have, sufficient funds to pay the Consideration and perform its obligations under this Agreement.

(g)	No Proceedings. The Purchaser is not engaged in any litigation, arbitration, or other proceedings that would materially impair its ability to complete the transactions contemplated herein.

5.4	The representations and warranties set forth in this Clause 5 or made in writing by or on behalf of each Party in connection with the transactions contemplated by this Agreement shall continue in full force and effect and survive Completion.

5.5	The Seller hereby agrees that he shall indemnify, defend and hold harmless the Purchaser from, against and in respect of any damages, losses, charges, liabilities, claims demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest and costs and expenses (including reasonable attorneys’ fees) actually imposed on, sustained, incurred or suffered by, or asserted against, the Purchaser (whether in respect of third party claims, claims between the parties hereto, or otherwise) directly or indirectly relating to or arising out of any breach of any representation or warranty made by the Seller.

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6.	NON-SOLICITATION

6.1	Restriction on the Seller

The Seller covenants with the Purchaser and the Company, that for a period of three (3) years commencing from the Completion Date, the Seller shall not, except with the consent in writing of the Purchaser, either on the Seller’s own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from the Company, offer employment to or employ, or offer to conclude any contract of services with, any person who was at any time during the period of one (1) year immediately preceding the time of solicitation or enticement employed in a managerial, supervisory, technical or sales capacity by, or engaged as a consultant to, the Company (whether or not such person would commit a breach of contract by reason of leaving such employment or engagement).

6.2	The Seller agrees that the restrictions contained in this Clause 6 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Company.

6.3	Where restrictions contained in this Clause 6 shall be adjudged to be void as going beyond what is reasonable or permitted in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

7.	POST-COMPLETION OBLIGATIONS

7.1	Purchaser’s Obligations

The Purchaser shall ensure and procure that the full Consideration is paid to the Seller within the relevant deadline in accordance with Clause 3.

7.2	Seller’s Obligations

(a)	The Seller shall refrain from making disparaging or negative statements, in any form, about the Company and the Purchaser, which the Seller has reason to believe will adversely affect:

(i)	the business of the Company; or

(ii)	the standing or reputation of the Purchaser.

(b)	The Seller and the Company shall render any and all assistance to the Purchaser in dispatching a financial staff member (CFO) at the direction of the Purchaser, to manage the Company’s accounts.

7.3	Board Composition and Governance

Upon completion of the sale and purchase of the Sale Shares, the board of the Company shall comprise of 3 members, of which 2 shall be nominated by the Seller and 1 shall be nominated by the Purchaser. The chairman of the board shall be nominated by the Seller. Any changes to the composition of the board shall require the prior written consent of both the Seller and the Purchaser.

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8.	BREACH AND TERMINATION

8.1	Events of Breach

8.1.1	Each of the following events shall be deemed to be a breach of this Agreement:

(a)	either party fails to perform or comply with any obligation, undertaking, term and/or condition expressed or implied under this Agreement;
(b)	either party commits an act of insolvency, including but not limited to becoming unable to pay its debts when they are due or becomes unable to pay its debts within the meaning of any legislation regarding insolvency of the jurisdiction which the Party carries on business, the filing of a voluntary or involuntary winding-up petition, the appointment of a receiver, or ceasing to carry on its business; or
(c)	either party enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them.

8.1.2	On the occurrence of any of the events of breach stated under Clause 8.1.1, the non-defaulting Party shall be entitled to give a notice in writing to the defaulting Party (“Default Notice”) specifying the default or breach and require the defaulting Party to remedy the default or breach within thirty (30) days from the date of the Default Notice in respect of the breach under Clauses 8.1.1(a), 8.1.1(b), and 8.1.1(c).

8.2	Termination

8.2.1	If the defaulting Party fails to remedy the default or breach within the relevant duration specified in the Default Notice, the non-defaulting Party shall be entitled to terminate this Agreement immediately by providing a written notice of termination to the defaulting Party (“Termination Notice”). For the avoidance of doubt, the Seller shall be entitled to all rights and remedies available under applicable law.

8.2.2	Upon the Termination Notice:

(a)	the Seller shall refund to the Purchaser the same amounts of the Consideration which has been received by the Seller from the Purchaser under this Agreement up to the date of termination, free of interest subject to set-off or deduction against all dividends, distributions declared, made, or paid by the Company to the Purchaser on or after Completion; and

(b)	the Purchaser shall take all necessary actions to effect the transfer of the Sale Shares back to the Seller, including executing all documents and providing all assistance necessary to comply with applicable laws.

8.2.3	If this Agreement is terminated pursuant to Clause 4.2(c), Clause 4.3(c) and/or Clause 8, each Party’s further rights and obligations cease immediately on termination (other than the Surviving Provisions), but termination does not affect a Party’s accrued rights and obligations at the date of termination.

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9.	INDEMNITY

9.1	Seller’s Indemnity Obligations

The Seller agrees to indemnify, defend, and hold harmless the Purchaser from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable legal fees) which may be made, brought against, suffered, sustained or incurred by the Purchaser, where the cause of such actions arose prior to and up to Completion, arising out of or in connection with any breach by the Seller of his representations, warranties, or obligations under this Agreement unless such claims, damages, losses, liabilities, costs, and expenses arise as a result of the Purchaser’s negligence, fraud, or wilful misconduct in connection with the performance of its obligations under this Agreement.

9.2	Rights and Obligations

(a)	The Purchaser shall promptly notify the Seller of any claims or actions for which indemnification is sought, providing the necessary details.

(b)	The Seller shall have the right to assume control of the defence of any third-party claims, provided that it does so promptly and in good faith.

(c)	The Purchaser shall provide all reasonable assistance at the Seller’s expense in defending such claims.

10.	CONFIDENTIALITY

10.1	All communications between the Parties or any of them and all information and other material supplied to or received by any of them from any one or more of the others which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone, any information concerning the business transactions or financial arrangements of the Company or of the Parties or any of them, or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient and shall be used by the recipient solely and exclusively for the purposes of this Agreement unless:

(a)	the disclosure or use is required by law, any governmental or regulatory body;

(b)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(c)	the information is or becomes publicly available (other than by breach of this Agreement);

(d)	the Party whose information is to be disclosed or used has, or all other Parties have, given prior written approval to the disclosure or use; or

(e)	the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure or use of any information pursuant to this Clause 10.1, the Party concerned shall, to the extent permitted by law, promptly notify the Company of such requirement.

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10.2	The obligations contained in this Clause 10 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

11.	COSTS

Each of the Parties shall bear its own legal and other professional costs and expenses incurred by it in the negotiation and preparation of this Agreement.

12.	FURTHER ASSURANCES

Each Party shall, at its own expense, at all times from the date of this Agreement do or procure the doing of all things as may be reasonably required to give full effect to this Agreement, including the execution of all necessary deeds and documents.

13.	ASSIGNMENT

No Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare or dispose of any right or interest in it without the prior written consent of the other Party.

14.	VARIATION

This Agreement shall be varied or modified only by a document or instrument in writing signed by or on behalf of each Party.

15.	NO PARTNERSHIP

The relationship between the Parties shall not constitute a partnership.

16.	NO WAIVER

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

17.	NOTICES

All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and in the English language and shall be sent to the recipient at its address, or electronic mail address set out below, or as otherwise directed by the recipient by notice given in accordance with this Clause 17.

Seller
Address: S7212049J. 13 Fowlie Road Singapore 428503
E-mail address: kmlim@geneoasis.com

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Purchaser

Address:	Room 1707, Block D, Modern City SOHO, No. 88, Jianguo Road, Chaoyang District, Beijing, People’s Republic of China 100022

Contact Person:	Tevin Ren

E-mail address:	renzm@shineco.tech

Contact Number:	+86 15242604216

Any such notice, demand or communication shall be deemed to have been duly served immediately if hand delivered or seven (7) Business Days after sending by local courier and in proving the same it shall be sufficient to show the receipt from the local courier showing that package was duly addressed and the date on which it was sent or (if given or made by electronic mail) immediately and in proving the same it shall be sufficient to show the electronic mail has been sent in full to the recipient’s electronic mail address.

18.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) of Hong Kong to enforce any provision of this Agreement.

19.	ENTIRE AGREEMENT

This Agreement and the Transaction Documents contain the whole agreement between the Parties relating to the subject matter of this Agreement and the Transaction Documents to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement and the Transaction Documents.

20.	ILLEGALITY

The illegality, invalidity or unenforceability of any provision (or part thereof) of this Agreement under the law of any jurisdiction shall not affect the legality, validity or enforceability of the remainder of such provision or any other provision

21.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

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22.	GOVERNING LAW AND DISPUTE RESOLUTION

22.1	This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

22.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration in accordance with either:

(a)	the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”), if the arbitration is conducted in Singapore; or

(b)	the Arbitration Rules of the Beijing Arbitration Commission (“BAC Rules”), if the arbitration is conducted in Beijing.

The party initiating the dispute shall determine the arbitration venue between the two options above. The arbitration shall be conducted before a tribunal of three arbitrators. Each Party shall appoint one arbitrator within thirty (30) days of the notice of arbitration. The two arbitrators so appointed shall appoint the third arbitrator, who shall act as the presiding arbitrator. If either Party fails to appoint an arbitrator within the specified time frame, the arbitration shall proceed with the sole arbitrator appointed by the other Party. The language of the arbitration shall be the default language of the arbitration rules applicable to the arbitration venue, and the decision of the tribunal shall be final and binding on the Parties.

[REMAINDER OF THIS PAGE LEFT BLANK. SIGNATURE PAGE TO FOLLOW]

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DR. LIM KAH MENG	SHINECO LIFE SCIENCE GROUP HONG KONG CO., LTD.

(the “Seller” )	(the “Purchaser” )

By:

Company:	InfiniClone Limited	Name:	Jennifer Zhan

Title:	Director	Title:	Chief Executive Officer

Date:		Date:

SHINECO, INC.

(the “Parent Company of the Purchaser”)

By:

Name:	Jennifer Zhan

Title:	Director

Date:

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Schedule 1

Company Details

Name of Company:	InfiniClone Limited

Registration number:	77823574

Registered office:	Rm 9042, 9/F, Block B, Chung Mei Centre, 15-17 Hing Yip Street, Kwun Tong, Kowloon, Hong Kong

Date and place of incorporation:	11 March 2025

Issued share capital and number of issued shares as at the date of this Agreement:	HKD 10000 comprising 10000 ordinary shares

Registered shareholder and shares held as at the date of this Agreement:	Dr Lim Kah Meng (10000 ordinary shares)

Directors:	Dr Lim Kah Meng (NRIC No.: S7212059J)

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Schedule 2

Completion Obligations

Part A – Conditions Precedent

1.	Seller’s Obligations

The Seller shall deliver or make available to the Purchaser or effect the following:

1.1.1	the Share Transfer duly executed by the Seller together with the original share certificates in relation to the Sale Shares;

1.1.2	if any, duly executed letters of resignation from the directors and company secretary of the Company appointed by the Seller, to take effect on the Completion Date (which shall include confirmation from such directors and company secretary of the Company that he/she has no claims against the Company);

1.1.3	copies of the duly passed board resolutions of the Company:

(i)	approving the lodgement of the Share Transfer;

(ii)	approving the resignation of the existing directors and company secretary of the Company appointed by the Seller and the appointment of the Incoming Board Members, provided that the Purchaser shall have provided the names of the Incoming Board Members prior to the Completion Date;

(iii)	directing the secretary of the Company to promptly register the name of the Purchaser or its nominee as the holder of the Sale Shares in the electronic register of members of the Company maintained with Companies Registry;

1.1.4	evidence of approval for the transfer of Sale Shares from all parties representing the legal and beneficial ownership of all 100% of the registered share capital of the Company;

1.1.5	proof that all the core technology patents have been exclusively licensed to the Company, in a form satisfactory to the Purchaser.The Seller represents and warrants that: (i) the Core Technology Patents are valid, enforceable, and free from any Encumbrances or third-party claims; (ii) the license agreement is legally binding and contains no undisclosed restrictive terms; and (iii) the Company’s use, improvement, and commercialization of the Core Technology Patents do not rely on any third party. If the Exclusive License is found to be invalid or unenforceable, the Seller shall indemnify the Purchaser for all direct, indirect, and consequential losses, including but not limited to lost profits, legal fees, and damages arising from third-party claims.

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2.	Purchaser’s obligations

The Purchaser shall deliver or make available to the Seller or effect the following:

2.1.1	The Purchaser shall deliver to the Seller copies of duly passed board resolutions approving the purchase of the Sale Shares and authorising the execution and delivery of this Agreement and related Transaction Documents;

2.1.2	The Purchaser shall deliver any other document as required for the purposes of Completion;

2.1.3	The Purchaser shall provide the names of the Incoming Board Members to the Seller prior to the Completion Date; and

Part B – Conditions Subsequent

On or after the Completion Date, the Seller shall carry out the following obligations:

1.	Seller’s Obligations

1.1.1	The Seller shall cause, procure, and ensure that the Company carries out all of the following:

(i)	lodge the Register of Members reflecting the Purchaser or its nominee as the holder of the Sale Shares with Companies Registry;

(ii)	lodge the notification of change in the register of directors, managers, and secretaries with Companies Registry; and

(iii)	enter into the register of directors, managers and secretaries the appointment of the Incoming Board Members and update the resignation of the existing directors and company secretary appointed by the Seller.

1.1.2	The Seller shall return all company property to the Company including but not limited to:

(i)	all documents, accounts, plans, price lists, client lists, manuals, correspondences, notes, memorandum, reports, lists, computers, databases, drives, disks, tapes, emails, access cards, office keys, codes, data listings, office equipment, mobile phone(s), records, tapes, tape recordings, items, materials and all other property whatsoever of the Company (including such property as exists in electronic form) or belonging to the Company’s clients, which is in the Seller’s possession and the Seller shall not retain any copies (including electronic or soft copies) thereof; and

(ii)	all necessary passwords to enable effective access to Company computers, databases, drives, disks, Company servers, emails, mobile phones and any electronic devices issued to the Seller.

1.1.3	if any, governmental/regulatory permits and authorisations required for the day-to-day and business operations of the Company and its subsidiaries to continue shall be procured by the Seller within 3 months from the Completion Date.;

2.	Purchaser’s Obligations

2.1.1	The Purchaser shall cause, procure, and ensure that the Company cancels the existing share certificate(s) in respect of the Sale Shares in favour of the Seller and issue new share certificate(s) in respect of the Sale Shares in favour of the Purchaser.

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Schedule 3

Form of Transfer of Securities

Share Power

I, Dr. Lim Kah Meng (the “Transferor”), hereby assign and transfer unto Shineco Life Science Group Hong Kong Co., Ltd. (the “Transferee”) 5100 ordinary shares of InfiniClone Limited (the “Company”) standing in my name on the books of the said Company represented by Certificate(s) No(s)._______ herewith, and do hereby irrevocably constitute and appoint Shineco Life Science Group Hong Kong Co., Ltd., as attorney to transfer the said shares on the books of the said Company with full power of substitution in the premises.

Dated:

Transferor

.......................................................

Name: Dr. Lim Kah Meng

Title: Sole Shareholder and Sole Director of InfiniClone Limited

Transferee

.......................................................

Name:

Title:

For and on behalf of Shineco Life Science Group Hong Kong Co., Ltd.

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